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                                                                   EXHIBIT 10.17


                            INFOCURE CORPORATION

                            EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the ____ day of ________________________________, 1997 between INFOCURE CORPORATION, a
Delaware corporation ("Company"), and Donald M. Rogers ("Executive").

         WHEREAS, the Company, through its subsidiaries, has developed and is marketing computer software programs and related services in the health care industry and continues to develop and market such software programs and related services;

         WHEREAS, the Company agrees to employ Executive as an executive to provide the services set forth herein; and

         WHEREAS, Executive agrees to provide such services in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT/DUTIES. (a) The Company shall employ Executive as an executive during the term of his employment as set forth in this Agreement and Executive hereby accepts such employment. Executive's initial position shall be President of DR Software, Inc. ("Subsidiary") and shall have day to day responsibility for the Subsidiary.

                 (b) Executive shall have such powers and duties as assigned to him by the President of the Company and Board of Directors of Subsidiary from time to time.

                 (c) Executive shall keep the President of the Company and the Board of Directors of the Subsidiary timely advised of all significant developments and opportunities and shall timely consult with the President of the Company and the Board of Directors of the Subsidiary on all significant policies and contracts. Executive's powers and duties are subject to the supervision and instructions of the Board of Directors of Subsidiary and the President of the Company.
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                 (d)      Executive will use commercially reasonable efforts to
perform his duties during normal working hours in accordance with the applicable business plans and budgets and policies in effect.

                 (e) Executive agrees that he will at all times faithfully and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement. Executive shall devote his full business time to the performance of his obligations hereunder.

         2.      COMPENSATION.

                 (a) Base Salary. During the term of his employment, including any extension thereof pursuant to the Agreement, the Company will pay to Executive a base salary ("Base Salary") of $110,000 per year, payable in arrears in equal semi-monthly payments. The Base Salary rate shall increase as of the first anniversary of this Agreement and each subsequent anniversary by the increase of the CPI for all Uban Consumers, All Items, U.S. City Average for the then most recent 12 months as published by the U.S. Bureau of Labor Statistics. In the event of a disability, to the extent payments are received under an employer-sponsored disability program, the payments hereunder are to be reduced by an amount equal to such disability payments.

                 (b) Incentive Compensation. During the term of Executive's employment hereunder, including any extension thereof, in addition to the Base Salary as provided in paragraph 2(a), Executive will be eligible for annual incentive compensation ("Incentive Compensation") pursuant to a program established by the Board of Directors in its sole discretion, from time to time, provided that the objectives of the program are met. The Incentive Compensation shall be pursuant to a program based upon the achieving certain revenue and/or profit goals and/or other goals ("Goals") of the Company and/or of the business unit for which Executive has responsibilities. Upon the establishment of the program and Goals, the parties hereto shall enter into an agreement setting forth the Incentive Compensation, which agreement shall be attached hereto as Exhibit A and shall constitute a part of this Agreement.

                 (c) Stock Options. The Company shall grant to Executive on the date hereof a stock option for an aggregate of ____________________ shares of Common Stock, par value $.001, of the Company ("Common Stock") at its fair market value on the date hereof. Attached hereto as Exhibit B is a copy of the Company's Stock Option Plan, which is subject to shareholder approval, and Exhibit C, which is the form of stock option agreement. The Company intends to file a registration statement on Form S-8 to cover the shares to be issued pursuant to the Company's Stock Option Plan.

                 (d) Automobile Allowance. Executive shall receive an automobile allowance of $1,000 per month and operating costs when operated for business purposes. The automobile allowance is payable semi-monthly together with the Base Salary of the Executive.

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                 (e)      Business Allowance.  There shall be established a
business expense allowance of $6,000 per year for each twelve-month period of this Agreement (prorated for portions of a year) for such business expenses incurred by the Executive in his sole discretion which are not otherwise authorized under the Company's policies. Executive may incur, and the Company shall pay, such business expenses as designated by the Executive not to exceed in each twelve- month period the annual business expense allowance in the aggregate.

                 (f) Employee Benefit Program. Executive shall be eligible to participate in all employee benefit programs, including medical and hospitalization programs, now or hereafter made available to its employees, subject to the terms and conditions of such programs, including eligibility.
It is understood that the Company reserves the right to modify and rescind any program or adopt new programs in its sole discretion. The Company may, in its sole discretion, maintain key man life insurance on the life of Executive and designate the Company as the beneficiary. Executive agrees to execute any documents necessary to effect such policy. The Company shall use commercially reasonable efforts to provide Executive with medical and hospital coverage which is equivalent to that which is currently in effect for employees of DR Software for 12 months. The parties acknowledge that the Company intends to implement uniform employee benefits throughout the Company and its subsidiaries at reasonable costs and thus such programs will not be identical to the current programs; provided, however, the Company will make no change that will exclude the Executive, his spouse and members of his family from having coverage.

                 (g) Expenses. Executive shall be reimbursed for expenses reasonably incurred in the performance of his duties hereunder in accordance with the policies of the Company then in effect.

                 (h) Vacation. Executive shall be entitled to four (4) weeks of vacation for each full year of service. Vacations shall be taken at such times as not to materially interfere with the business of the Company.
The vacation time must be taken within the time period specified in the program or as otherwise mutually agreed in writing, otherwise it expires to the extent not used as of each December 31.

                 (i) Purchase of Motor Vehicle. If Executive is currently being provided the right to use a motor vehicle owned or leased by the Company or any subsidiary, Executive may purchase the motor vehicle at its net book value or assume the lease within thirty (30) days of the date of this Agreement.

         3. TERM. The term of the employment of Executive under this Agreement shall be for a period of two (2) years ("Initial Term") commencing on the date hereof and ending on the second (2nd) anniversary thereof, subject to earlier termination as provided in Paragraph 4. The term of employment shall continue after the Initial Term under this Agreement, subject to earlier termination as provided in Paragraph 4, for additional one-year terms unless it is terminated at the end of the Initial Term or as of any anniversary of the Initial Term, as the case may be, by either party upon sixty (60) days prior written notice. If the employment of Executive continues thereafter, absent a written agreement, the employment shall be at will and the provisions of this





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Agreement shall be of no force and effect with respect to such subsequent period, except for the provisions of paragraphs 5, 6, and 7.

         4.      EARLY TERMINATION.

                 (a) For Cause. (1) Notwithstanding the foregoing, the Company may terminate the employment of Executive "for cause" (as hereinafter defined) at any time upon written notice effective immediately. The term "for cause" shall mean (i) the continued failure by Executive substantially to perform his duties as provided in paragraph 1, in a reasonably professional manner other than due to total disability or death for a period of thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board of Directors or Chairman or President of the Company, which demand identifies the manner in which the Board or Chairman or President believes Executive has not substantially performed his duties, (ii) the unauthorized dissemination of material trade secrets or other material proprietary property of the Company or its parent or subsidiaries of its parent, (iii) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (iv) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Executive or any related person or affiliated the Company or are intended to cause harm or damage to the Company or its parent or subsidiaries of its parent, (v) the illegal use of controlled substances, (vi) the use of alcohol so as to have a material adverse effect on the performance of his duties, (vii) the misappropriation or embezzlement of assets of the Company or its parent or subsidiaries of its parent, (viii) the making of disparaging remarks regarding the Company or its parent or subsidiaries of its parent or the products or services of any such person to suppliers and/or customers of the Company, its parent or subsidiaries of its parent, or (ix) the breach of any other material term or provision of this Agreement to be performed by Executive which have not been cured within thirty (30) days of receipt of written notice of such breach.

                          (2)     Upon termination for cause the Company shall
have no further obligation to pay any compensation to Executive for periods after the effective date of the termination for cause, except for Base Salary which accrued as of the termination date. In addition, the right to exercise any vested stock option shall terminate on the effective date of the termination of employment for cause.

                 (b)      Termination Upon Death or Disability.

                          (1)     The employment of Executive shall terminate
upon his death or, ten (10) business days after written notice by the Company of termination, upon or during the continuance of the total disability (as hereinafter defined) of Executive.

                          (2)     Upon termination upon death or upon or during
total disability, the Company shall have no further obligation to pay any compensation for periods after the effective date of such termination, except for Base Salary and Incentive Compensation which accrued as of





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the termination date.  To the extent stock options have vested as of such termination date, they shall continue to be exercisable for a period of twelve
(12) months thereafter as set forth in the stock option agreements not to exceed the stated expiration date of the stock option.

                          (3)     The term "total disability" means the
inability of Executive to substantially perform his duties hereunder for a continuous period of thirty (30) days unless extended in writing by the Company. Total disability shall be deemed to commence upon the expiration of such continuous thirty (30) day period. In the event of any dispute as to the "total disability" of the Executive, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Executive agrees to submit medical records requested and to submit to such examination and testing requested by such physician.

                 (c)      Termination by Company without Cause.

                          In the event the Company terminates the employment of
the Executive, except for cause, prior to the expiration of term of this Agreement as set forth in paragraph 3 hereof, the Company will pay Executive, as its sole and exclusive liability hereunder, an amount equal to six (6) months of the Executive's then current monthly base salary. Payment shall be made within 5 days of such termination.

         5.      COVENANT NOT TO COMPETE.

                 (a) Executive agrees that for the period commencing on the date hereof and ending one (1) year after the expiration of the term of his employment under this Agreement (and if employment is continued thereafter "at will", then after termination of his employment with the Company or its parent or subsidiaries of its parent for any reason thereafter), Executive will not, alone or with others, directly or indirectly, own, manage, operate, join, control, participate in the ownership, management, operation or control of, be employed by, consult with, advise or be connected in any other manner with any business which develops, distributes or markets software programs and/or services which compete with the software programs and services of the kind currently marketed by the Company for use in the United States ("Territory") other than with the Company and its parent and subsidiaries of its parent.
This covenant not to compete shall not prohibit (i) ownership by Executive of not more than one percent (1%) of the equity securities of companies listed on any United States stock exchanges or traded over the counter or (ii) engagements which do not involve, directly or indirectly, the development, distribution or marketing of competitive products or services by entities engaged in such competitive businesses. The software programs and services currently marketed by the Company are practice management software products and services for use by health care providers, including the utilization of EDI services by such health care providers.





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         The terms "distributes" and "markets" do not include distribution of software programs by retail software outlets.

                 (b) Each city and county of each state and each state in the Territory and each month of time covered by this covenant not to compete shall be deemed a severable unit and should any court determine that the inclusion of all states, cities and counties or months would render any such undertaking unreasonable or unenforceable for any reason, those units which are necessary in the judgment of the court to be deleted in order to render such an undertaking reasonable and enforceable shall be deemed free of such non-compete undertaking, but such undertaking shall remain in full force and effect as to every other unit of territory and time.

         6.      NON-SOLICITATION OF CUSTOMERS.

                 Executive agrees that during the period of one year immediately following termination of his employment for any reason with the Company by himself or by the Company, the Executive shall not on his own behalf or on behalf of any other person, including any other corporation, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospective customer of the Company or any representative of any customer or prospective customer of the Company with a view to the sale (licensing or lease) of any software program or service competitive or potentially competitive with any software program or service sold, licensed, leased, provided or under development by the Company during the period of two years immediately preceding termination of his employment with the Company for any reason provided that the restrictions set forth in this paragraph 6 shall apply only to customers or prospects of the Company or representative thereof with which the Executive had contact during such two year period. The actions prohibited by this paragraph 6 shall not be engaged in by the Executive directly or indirectly.

         7.      NON-SOLICITATIONS OF EMPLOYEES.

                 Executive agrees that, during his employment and for a period of one year following termination of his employment with the Company for any reason by himself or by the Company, the Executive will not, directly or indirectly, solicit or in any manner encourage employees of the Company to leave its employ for an engagement in any capacity by another person.

         8. DISCOVERIES, PATENTS, INVENTIONS AND COPYRIGHTS. Executive shall execute simultaneously with the execution of this Agreement the standard employee agreement of the Company regarding discoveries, patents, inventions and copyrights, a copy of which is attached hereto as Exhibit D.

         9. SPECIFIC PERFORMANCE. Because of his knowledge and experience, Executive agrees that the Company shall be entitled to specific performance or an injunction or other similar relief in addition to all other rights and remedies it might have for any violation of the





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undertakings set forth in Paragraphs 5, 6 and 7 of this Agreement without the posting of a bond or other security and without the proof of actual damages.

         10. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or by express mail, overnight courier or other similar method or by facsimile transmission (provided a copy is also sent by registered or certified mail), or five (5) days after deposit of the notice in the U.S. Mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:

                 (a)      If to the Company:

                                  InfoCure Corporation
                                  2970 Clairmont Road, Suite 950
                                  Atlanta, Georgia  30329
                                  Attention:  President

                 (b)      If to Executive:

                                _________________________________
                                _________________________________
                                _________________________________


         11. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon and enforceable by Executive and his estate, personal representatives and heirs, and by the Company and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Executive. This Agreement may be assigned by the Company to any subsidiary of the Company or of its parent, if any, and to any successor of its business; provided, however, such assignment shall not relieve the Company of its obligations hereunder.

         12. ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior agreements and understandings oral or written. All prior agreements between Executive and the Company or any subsidiary are null and void, as of the date hereof, except for such accrued liabilities that are recorded as a liability as of such date on the financial books and records of such company.

         13. BINDING ARBITRATION/ATTORNEY FEES. Except as otherwise specifically provided, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American





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Arbitration Association, Atlanta, Georgia ("AAA") by the AAA.  The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing at the date thereof of the AAA to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted to them under this Agreement. All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

         14. AMENDMENTS. This Agreement may not be amended or modified except in a writing signed by both parties.

         15. WAIVERS. The failure of either party to insist upon a strict performance of any provision hereof shall not constitute a wavier of such provision. All waivers must be in writing.

         16. GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    INFOCURE CORPORATION



                                    By: _________________________________
                                        Name:____________________________
                                        Title:___________________________


                                    EXECUTIVE

                                    _____________________________________
                                    Name: M. Wayne George





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                                  EXHIBIT A

                           INCENTIVE COMPENSATION





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                                  EXHIBIT B

                              STOCK OPTION PLAN





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                                  EXHIBIT C

                           STOCK OPTION AGREEMENT





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                                  EXHIBIT D

                       EMPLOYMENT AGREEMENT REGARDING
               DISCOVERIES, PATENTS, INVENTIONS AND COPYRIGHTS





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